Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement (No. 333-153235) on Form S-4 of Medical Solutions Management Inc. (the “Registration Statement”), of our report dated April 4, 2008 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus. Our report dated April 4, 2008 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

December 5, 2008